STOCK PURCHASE AGREEMENT

BY AND AMONG

CYTOCORE, INC.

MEDITE ENTERPRISES, INC.

MEDITE GMBH

MICHAEL OTT

AND

MICHAELA OTT

Dated January 11, 2014

Table of Contents

Exhibits

Exhibit A	Form of Release

Exhibit B	Form of Non-Competition Agreement

Exhibit C	Form of Legal Opinion of the Company

Exhibit D	Form of Legal Opinion of the Holding Company

Exhibit 3.1.a	Articles of Incorporation and Bylaws of Medite Enterprises, Inc.

Exhibit 3.1.b	Articles of Incorporation and Bylaws of Medite GMBH

Exhibit 3.3	Articles of Incorporation and Bylaws of Subsidiaries

Exhibit 3.6	GAAP Financial Statements

Exhibit 3.22	Business Plan

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Schedules

Schedule I	Company Shareholders

Schedule 3.3	Subsidiaries of the Company

Schedule 3.5(a)	Company Shareholders and Capitalization of the Company

Schedule 3.5(b)	Subsidiaries and Capitalization of Subsidiaries

Schedule 3.7	Instruments Related to Real Property

Schedule 3.8	Exceptions to Ownership of Intellectual Property

Schedule 3.9	Undisclosed Liabilities

Schedule 3.10	Related Party Transactions

Schedule 3.11	Litigation

Schedule 3.13	Insurance

Schedule 3.14	Exceptions to Compliance With Governmental Authorities

Schedule 3.15	Material Contracts

Schedule 3.16	Labor Relations

Schedule 3.18	Certain Changes or Events

Schedule 3.22	Business Plan

Schedule 3.23	Real Property

Schedule 4.11	Liabilities

Schedule 5.1	Exceptions to Conduct of Business in Ordinary Course

Schedule 5.12	Conversion Shares

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), is made and entered into this 11th day of January, 2014, by and among CYTOCORE, INC., a Delaware corporation (the “Purchaser”), MEDITE ENTERPRISES, INC., a Florida corporation (the “Holding Company”), MEDITE GMGH, a corporation organized under the laws of Germany and wholly owned by the Holding Company (the “Company”), Michael Ott and Michaela Ott, the sole shareholders of the Holding Company (each a “Shareholder” and collectively, the “Shareholders”).

Recitals

WHEREAS, the Holding Company owns beneficially and of record one hundred percent (100%) of the issued and outstanding capital stock of the Company, consisting of $290,000 of share capital (collectively, the “Company Shares”);

WHEREAS, the Shareholders own beneficially and of record one hundred percent (100%) of the issued and outstanding capital stock of the Holding Company, consisting of Forty Thousand (40,000) shares of common stock, $0.001 par value per share (collectively, the “Shares”); and

WHEREAS, the Shareholders desire to sell, and the Purchaser desires to purchase, all of the Shares for the consideration and on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
SALE AND TRANSFER OF SHARES

1.1          Sale and Purchase of the Shares.

(a)         Purchase In reliance upon the representations, warranties and covenants contained in this Agreement as of the Closing (as hereinafter defined) of the transactions described in this Agreement (the “Transaction”), the Purchaser agrees to purchase the Shares from the Shareholders, and the Shareholders agree to sell, transfer, convey, assign and deliver the Shares to the Purchaser, subject to and on the terms and conditions set forth in this Agreement, such sale, transfer, conveyance, assignment and delivery of the Shares causing the entire right, title and interest in and to the Shares to be transferred beneficially and of record to Purchaser, free and clear of any Encumbrances or Rights of any kind or nature whatsoever; and at such time the Shares will be fully paid and non-assessable. In consideration thereof, the Purchaser shall pay and deliver to the Shareholders the Common Stock Consideration set forth in, and in accordance with, Section 1.1(b).

(b)        Consideration. At the Closing, Purchaser shall issue to the Shareholders One Billion Five Hundred Million (1,500,000,000) newly issued “restricted” shares of common stock, $0.001 par value per share, of the Purchaser (collectively, the “Common Stock Consideration”), less the Share Holdback (as hereinafter defined), which shall represent the full and complete consideration paid under this Agreement for the Shares.

(c)         Effects of the Purchase   Effective as of the Closing, the Holding Company will become a wholly-owned subsidiary of Purchaser, and the Purchaser will effectively acquire all of the business and assets of the Holding Company and the Company as now or hereafter existing.

Article II
THE CLOSING

2.1          Closing Date.

Subject to satisfaction or waiver of all conditions precedent set forth in Article VI of this Agreement, the closing of the Transaction (the “Closing”) shall take place at the offices of Fox Rothschild LLP, 997 Lenox Drive, Building 3, Lawrenceville, New Jersey 08648 at 10:00 a.m., local time, (i) not later than the fifth Business Day following the day the day on which the last of the conditions precedent set forth in Article VI of this Agreement is fulfilled or waived; or (ii) at such other time, date and place as the parties may agree, but in no event shall such date be later than March 15, 2014 (the “Outside Date”), unless such date is extended by the requirements of law or the mutual agreement of the parties.

2.2          Closing of the Transaction.

At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

(a)       The Shareholders and/or the Holding Company shall deliver or cause to be delivered to the Purchaser, or if specified to such other person, the following:

(i)            Certificates representing all of the Shares duly endorsed by the Shareholders in blank or accompanied by assignments separate from certificate duly endorsed in blank, and such other duly executed transfer documents as are required to perfect the transfer;

(ii)           A certificate of existence/authorization from the Secretary of State of the State of Florida, dated at or about the Closing Date, to the effect that the Holding Company is in good standing under the laws of such jurisdiction;

(iii)          A certificate of existence/authorization from the appropriate German authority, dated at or about the Closing Date, to the effect that the Company is in good standing under the laws of such jurisdiction;

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(iv)          A General Release, substantially in the form set forth in Exhibit A, executed by each Shareholder releasing the Holding Company, the Company and each Subsidiary from and against any and all claims and liabilities of any kind or nature existing prior to the Closing Date;

(v)           A Non-Competition Agreement substantially in the form set forth in Exhibit B, executed by the Shareholders;

(vi)          A copy of the Holding Company’s articles of incorporation certified by the Secretary of State of the State of Florida, dated at or about the Closing date, and a copy of the Company’s Bylaws certified by the Secretary of the Company, dated at or about the Closing Date;

(vii)         A copy of the Company’s and each Subsidiary’s articles of incorporation or similar governing document certified by an official of the jurisdiction in which such entity is organized, dated at or about the Closing date, and a copy of the Company’s and each Subsidiary’s Bylaws or similar governing document certified by the Secretary of the Company or such Subsidiary, as applicable, dated at or about the Closing Date;

(viii)        Resolutions of the board of directors of the Holding Company dated at or about the Closing Date authorizing this Agreement and the transactions contemplated hereunder, certified by the Secretary of Purchaser;

(ix)          Resolutions of the board of directors of the Company dated at or about the Closing Date authorizing this Agreement and the transactions contemplated hereunder, certified by the Secretary of Purchaser;

(x)           Legal opinion of counsel to Company in substantially the form attached hereto as Exhibit C;

(xi)          Legal opinion of counsel to the Holding Company in substantially the form attached hereto as Exhibit D; and

(xii)         All approvals, consents, permits and waivers of Governmental Authorities and any Person necessary for the consummation of the Transaction and no such approval, consent, permit or waiver of any Governmental Authority or such other third party shall contain any term or condition that Purchaser in its reasonable discretions determines to be unduly burdensome.

(b)      Purchaser shall deliver or cause to be delivered to the Shareholders, the following documents and shall take the following actions:

(i)            Certificates representing all of the Common Stock Consideration, less the Share Holdback;

(ii)           An incumbency certificate signed by all of the executive officers of Purchaser dated at or about the Closing Date;

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(iii)          A certificate of good standing from the Secretary of State of the State of Delaware, dated at or about the Closing Date, to the effect that Purchaser is in good standing under the laws of said state;

(iv)         The Certificate of Incorporation of Purchaser certified by the Secretary of State of the State of Delaware, dated at or about the Closing Date, and the Bylaws of Purchaser certified by the Secretary of Purchaser, dated at or about the Closing Date; and

(v)           Resolutions of the board of directors of Purchaser dated at or about the Closing Date authorizing this Agreement and the transactions contemplated hereunder and the appointment of certain directors and officers pursuant to Section 5.16 and Section 5.17 hereof, certified by the Secretary of Purchaser.

(c)       Each of the parties to this Agreement shall have otherwise executed whatever documents and agreements, provided whatever consents or approvals and shall have taken all such other actions as are required under this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

The Shareholders, the Holding Company, and the Company, jointly and severally, hereby make the following representations and warranties to Purchaser.

3.1          Organization and Qualification.

(a)       The Holding Company is duly organized, validly existing and in good standing under the laws of the State of Florida, with the corporate power and authority to own and operate its businesses as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. The Holding Company is duly qualified as a foreign company or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect. True, correct and complete copies of the articles of incorporation and bylaws of the Holding Company, as amended to date, are attached hereto as Exhibit 3.1.(a).

(b)      The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its businesses as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. The Company is duly qualified as a foreign company or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect. True, correct and complete copies of the articles of incorporation and bylaws of the Company, or such other governing documents, each as amended to date, are attached hereto as Exhibit 3.1.(b).

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3.2          Authorization; Validity and Effect of Agreement.

(a)       The Holding Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction. The execution and delivery of this Agreement by the Holding Company and the performance by the Holding Company of its obligations hereunder and the consummation of the Transaction have been duly authorized by its board of directors and shareholders and all other necessary company action on the part of the Holding Company and no other company proceedings on the part of the Holding Company are necessary to authorize this Agreement and the Transaction. This Agreement has been duly and validly executed and delivered by the Holding Company and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of the Holding Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(b)      The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the Transaction have been duly authorized by its board of directors and shareholders and all other necessary company action on the part of the Company and no other company proceedings on the part of the Company are necessary to authorize this Agreement and the Transaction. This Agreement has been duly and validly executed and delivered by the Company and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of the Holding Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(c)       Each Shareholder has the full capacity, power and authority to enter into this Agreement and the other agreements contemplated hereby to which such Shareholder is a party and to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. This Agreement and the other agreements contemplated hereby to which each Shareholder is a party have been duly authorized, executed and delivered by such Shareholder and are the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their terms. No notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any Persons (including Governmental Authorities) are necessary to be made or obtained by the Holding Company, the Company or any Shareholder in connection with the execution, delivery or performance by the Holding Company, the Company or any of the Shareholders of this Agreement.

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3.3          Subsidiaries.

(a)       The Holding Company has no subsidiaries other than the Company. The agreements by which the Holding Company acquired ownership of the Company were validly entered into by the parties and in compliance with relevant laws and regulations of Germany, and all necessary approvals in connection with such agreements have been obtained. The Holding Company has no interest in any other company, corporation, partnership, joint venture or otherwise other than the Company.

(b)      Attached hereto as Schedule 3.3 is a complete and accurate list of the Company’s subsidiaries (collectively, the “Subsidiaries” and individually, a “Subsidiary”). The Subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, with the requisite corporate power and authority to own and operate their respective businesses as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. The Subsidiaries are duly qualified as foreign companies or other entities to do business and are in good standing in each jurisdiction where the character of their respective properties owned or held under lease or the nature of their respective activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect. True, correct and complete copies of the articles of incorporation and bylaws (or other governing documents) of each of the Subsidiaries, as amended to date, are attached hereto as Exhibit 3.3. Except as set forth in Schedule 3.3, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.4          No Conflict; Required Filings and Consents.

(a)       Neither the execution and delivery of this Agreement by the Holding Company nor the performance by the Holding Company of its obligations hereunder, nor the consummation of the Transaction, shall: (i) conflict with the Holding Company’s articles of incorporation or bylaws; (ii) conflict with any Subsidiary’s articles of incorporation or bylaws, or other governing documents; (iii) violate any statute, law, ordinance, rule or regulation applicable to the Holding Company or any of its respective assets or properties; or (iv) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Holding Company under, or result in the creation or imposition of any Liens upon any properties, assets or business of the Holding Company under, any Material Contract or any order, judgment or decree to which the Holding Company is a party or by which the Holding Company, any of its Subsidiaries or any of their respective assets or properties is bound or encumbered except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect.

(b)       Neither the execution and delivery of this Agreement by the Company nor the performance by the Company of its obligations hereunder, nor the consummation of the Transaction, shall: (i) conflict with the Company’s articles of incorporation or bylaws (or similar governing documents); (ii) conflict with any Subsidiary’s articles of incorporation or bylaws, or other governing documents; (iii) violate any statute, law, ordinance, rule or regulation applicable to the Company, any of its Subsidiaries or any of their respective assets or properties; or (iv) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company or its Subsidiaries under, or result in the creation or imposition of any Liens upon any properties, assets or business of the Company or its Subsidiaries under, any Material Contract or any order, judgment or decree to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets or properties is bound or encumbered except, in the case of clauses (ii), (iii) & (iv), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect.

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3.5          Capitalization; Ownership of the Shares.

(a)       Attached hereto as Schedule 3.5(a) is a complete and accurate list of the issued and outstanding capital stock of the Company. The total share capital of the Company is $290,000. Other than the Company Shares, there is no outstanding capital stock, options, warrants or securities convertible into the Company’s capital stock. There are no outstanding obligations of any Person to repurchase, redeem or otherwise acquire the Company Shares. The Company Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are free of any preemptive or restrictive rights, except for restrictions applicable under the Securities Act and applicable state securities laws.

(b)       Attached hereto as Schedule 3.5(b) is a complete and accurate list of the (i) authorized and (ii) the issued and outstanding equity interests of the Subsidiaries. All equity interests of the Subsidiaries outstanding as of the date of this Agreement (A) are wholly owned by the Company, (B) have been duly authorized and validly issued, (C) are fully paid and non-assessable, and (D) are free of preemptive rights.

(c)       The Holding Company owns and holds, beneficially and of record, the entire right, title, and interest in and to the Company Shares, free and clear of all Rights and Encumbrances. The Holding Company has full power and authority to vote the Company Shares and to approve the Transaction. The Holding Company has the full power and authority to vote, transfer and dispose of the Company Shares owned by it free and clear of any Right or Encumbrance of any kind or nature whatsoever other than restrictions under the Securities Act and applicable state securities laws. Other than the Transaction, there is no outstanding vote, plan, pending proposal, or other right of any Person to acquire, or to cause the redemption of, the Company Shares or to effect the merger or consolidation of the Company with or into any other Person.

(d)       Attached hereto as Schedule 3.5(d) is a complete and accurate list of the issued and outstanding capital stock of the Holding Company. The Shares constitute 100% of the issued and outstanding shares of capital stock of the Holding Company and there are no options, warrants or securities convertible into the Holding Company’s capital stock. There are no outstanding obligations of any Person to repurchase, redeem or otherwise acquire any shares of capital stock of the Holding Company. The Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are free of any preemptive or restrictive rights, except for restrictions applicable under the Securities Act and applicable state securities laws. The Shareholders own and hold, beneficially and of record, the entire right, title, and interest in and to the Shares free and clear of all Rights and Encumbrances. Each Shareholder has full power and authority to vote the Shares owned by him or her and to approve the Transaction. Each Shareholder has the full power and authority to vote, transfer and dispose of the Shares owned by him or her, free and clear of any Right or Encumbrance of any kind or nature whatsoever other than restrictions under the Securities Act and applicable state securities laws. At the Closing, the Purchaser will acquire good title to the Shares, free and clear of all Rights and Encumbrances. There is no outstanding vote, plan, pending proposal, or other right of any Person to acquire, or to cause the redemption of, the Shares or to effect the merger or consolidation of the Holding Company with or into any other Person.

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3.6          Financial Statements.

(a)       True and complete copies of the Company’s consolidated balance sheet at December 31, 2012 and 2011, and consolidated income statements, statements of stockholders equity, and statements of cash flows for the fiscal years ended December 31, 2012 and 2011, are attached hereto as Exhibit 3.6 (collectively, the “Financial Statements”). The Financial Statements (including the notes thereto) present fairly in all material respects the financial position and results of operations and cash flows of the Holding Company, the Company and its Subsidiaries at the dates or for the periods set forth therein, in each case in accordance with generally accepted German accounting standards applied on a consistent basis throughout the periods involved (except as otherwise indicated therein). The Financial Statements were prepared from and in accordance with the books and records of the Holding Company and its Subsidiaries, as applicable.

(b)       The Holding Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Holding Company maintains books and records that are sufficient to enable the Purchaser’s PCAOB-registered independent accountants to complete the required audits and interim reviews.

(c)       The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with German accounting standards and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company maintains books and records that are sufficient to enable the Purchaser’s PCAOB-registered independent accountants to complete the required audits and interim reviews.

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3.7          Properties and Assets.

The Company and its Subsidiaries have good and marketable title to, valid leasehold interests in, or the legal right to use, and hold free and clear of all Liens and Encumbrances, all of the assets, properties and leasehold interests reflected in the Financial Statements (the “Assets”), except for those sold or otherwise disposed of since the date of the Financial Statements in the ordinary course of business consistent with past practice and not in violation of this Agreement. All Assets of the Company and its Subsidiaries that are used in the operations of their respective businesses are in good operating condition and repair, subject to normal wear and tear. Except as set forth on Schedule 3.7, none of the Assets owned or used by the Company or its Subsidiaries is subject to any commitment or other arrangement for their sale or use by any Affiliate of the Company or its Subsidiaries, or by third parties.

3.8          Intellectual Property.

(a)       Schedule 3.8 lists all Intellectual Property used in or relied upon and directly or indirectly in the conduct of the Company’s or any of Subsidiaries’ business or operations in the ordinary course consistent with past practice (the “Company Intellectual Property”). Except as disclosed in Schedule 3.8: (i) the Company or its Subsidiaries are the owners of all of the Company Intellectual Property free and clear of any royalty or other payment obligation, Lien or charge, or have sufficient rights to use such Company Intellectual Property under a valid and enforceable license agreement, (ii) there are no agreements that restrict or limit the use of the Company Intellectual Property by the Company or its Subsidiaries, and (iii) to the extent that the Company Intellectual Property owned or held by the Company or its Subsidiaries are registered with the applicable authorities, record title to such Company Intellectual Property is registered or applied for in the name of the Company or of its Subsidiaries.

(b)       The Company’s and Subsidiaries’ rights to the Company Intellectual Property are valid and enforceable, and the Intellectual Property and the products and services of the Company and its Subsidiaries do not infringe upon intellectual property rights of any person or entity in any country. Except where reasonable business decisions to allow rights to lapse have been made, all maintenance taxes, annuities and renewal fees have been paid and all other necessary actions to maintain the Company Intellectual Property rights have been taken through the date hereof. There exists no impediment that would impair the Company’s rights to conduct its business or the business of its Subsidiaries after the Effective Time as it relates to the Company Intellectual Property.

(c)       The Company and its Subsidiaries have taken all reasonable and appropriate steps to protect the Company Intellectual Property and, where applicable, to preserve the confidentiality of the Company Intellectual Property.

(d)       Neither the Company nor any of its Subsidiaries has received any notice of claim that any of such Company Intellectual Property has expired, is not valid or enforceable in any country or that it infringes upon or conflicts with the intellectual property rights of any third party, and no such claim or infringement or conflict, whenever filed or threatened, currently exists.

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(e)       Neither the Company nor any of the Subsidiaries has given any notice of infringement to any third party with respect to any of the Company Intellectual Property or has become aware of facts or circumstances evidencing the infringement by any third party of any of the Company Intellectual Property, and no claim or controversy with respect to any such alleged infringement currently exists.

(f)        The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transaction will not: (i) constitute a breach by the Company or the Subsidiaries of any instrument or agreement governing any Company Intellectual Property owned by or licensed to the Company or any of the Subsidiaries, (ii) pursuant to the terms of any license or agreement relating to any Company Intellectual Property, cause the modification of any terms of any such license or agreement, including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, (iii) cause the forfeiture or termination of any Company Intellectual Property under the terms thereof, (iv) give rise to a right of forfeiture or termination of any Company Intellectual Property under the terms thereof, or (v) impair the right of the Purchaser, the Company or the Subsidiaries to make, have made, offer for sale, use, sell, export or license any Company Intellectual Property or portion thereof pursuant to the terms thereof.

3.9          No Undisclosed Liabilities.

Except as disclosed in the Financial Statements or Schedule 3.9, neither the Holding Company, the Company nor any Subsidiary has any material liabilities, indebtedness or obligations, except those that have been incurred in the ordinary course of business, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, and to the Knowledge of the Holding Company and the Shareholders, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, indebtedness or obligation.

3.10        Related Party Transactions.

Except as provided on Schedule 3.10:

(a)       There is no indebtedness between the Holding Company, the Company or any of its Subsidiaries, on the one hand, and any Shareholder (including their immediate family members), or officer, director (including their immediate family members) or Affiliate (other than the Holding Company, the Company or any of its Subsidiaries) of the Holding Company, the Company or the Subsidiaries (the “Related Party Indebtedness”);

(b)       No officer, director or Affiliate of the Holding Company, the Company or any of its Subsidiaries provides or causes to be provided any assets, services (other than services as an, officer, manager, director or employee) or facilities to the Holding Company, the Company or any of its Subsidiaries;

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(c)       Neither the Holding Company, the Company nor any of its Subsidiaries provides or causes to be provided any assets, services or facilities to any officer, director or Affiliate of the Company or any of its Subsidiaries (other than as reasonably necessary for them to perform their duties as officers, directors or employees);

(d)       Neither the Holding Company, the Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any investment in or issued by any such officer, director or Affiliate of the Company or any of its Subsidiaries; and

(e)       No officer, director or Affiliate of the Holding Company, the Company or any of its Subsidiaries has any direct or indirect ownership interest in any Person with which the Company or any of its Subsidiaries competes or has a business relationship other than an ownership interest that represents less than five percent (5%) of the outstanding equity interests in a publicly traded company.

3.11        Litigation.

Except for the matters set forth in Schedule 3.11, there is no action, claim, suit, litigation, proceeding, or governmental investigation (“Action”) instituted, pending or threatened against the Holding Company, any Shareholder, the Company or any of its Subsidiaries that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against the Company or its Subsidiaries, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

3.12        Taxes.

The Holding Company, the Company and its Subsidiaries have timely filed (or have had timely filed on their behalf) with the appropriate tax authorities all tax returns required to be filed by them or on behalf of them, and each such tax return was complete and accurate in all material respects, and the Holding Company, the Company and its Subsidiaries have timely paid (or have had paid on their behalf) all material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it. No deficiency for a material Tax has been asserted in writing or otherwise, to the Knowledge of the Holding Company or the Shareholders, against the Company or any Subsidiary or with respect to any Assets, except for asserted deficiencies that either (i) have been resolved and paid in full or (ii) are being contested in good faith. There are no material Liens for Taxes upon the Assets.

3.13        Insurance.

Schedule 3.13 sets forth a list of all of the key-man life insurance policies and other insurance policies maintained by the Holding Company and the Company material to the current and proposed business of the Holding Company, the Company and its Subsidiaries. The Holding Company and the Company maintain insurance covering its assets, business, equipment, properties, operations, employees, officers, directors and managers with such coverage, in such amounts, and with such deductibles and premiums as are consistent with insurance coverage provided for other companies of comparable size and in comparable industries. All of such policies are in full force and effect and all premiums payable have been paid in full and the Company is in full compliance with the terms and conditions of such policies. Neither the Holding Company nor the Company has received any notice from any issuer of such policies of its intention to cancel or refusal to renew any policy issued by it or of its intention to renew any such policy based on a material increase in premium rates other than in the ordinary course of business. None of such policies are subject to cancellation by virtue of the consummation of the Transaction. There is no claim by the Holding Company or the Company pending under any of such policies as to which coverage has been questioned or denied.

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3.14        Compliance.

Except as disclosed on Schedule 3.14, the Holding Company, the Company and its Subsidiaries are in compliance with all foreign, federal, state and local laws and regulations of any Governmental Authority applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Holding Company, the Company nor any of its Subsidiaries have received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. The Holding Company, the Company and its Subsidiaries hold all permits, licenses and franchises from Governmental Authorities required to conduct its business as it is now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a Material Adverse Effect.

3.15        Material Contracts.

Except as set forth in Schedule 3.15, neither the Holding Company, the Company nor any of its Subsidiaries is a party to or bound by any Material Contract. The Material Contracts constitute all of the material agreements and instruments that are necessary and desirable to operate the business as currently conducted by the Company and its Subsidiaries and as contemplated to be conducted. True, correct and complete copies of each Material Contract described and listed on Schedule 3.15 will be made available to Purchaser. All of the Material Contracts are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms. All parties to all of the Material Contracts have performed all obligations required to be performed to date under such Material Contracts, and neither the Company, its Subsidiaries, nor, to the best of its Knowledge, any other party, is in default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default thereunder. The consummation of this Agreement and the Transaction will not result in an impairment or termination of any of the rights of the Company or any of its Subsidiaries under any Material Contract. None of the terms or provisions of any Material Contract materially and adversely affects the business, prospects, financial condition or results of operations of the Company.

3.16        Labor Relations.

Except as described on Schedule 3.16, as of the date of this Agreement (i) there are no activities or proceedings of any labor union to organize any non-unionized employees of the Company or any of its Subsidiaries; (ii) there are no unfair labor practice charges and/or complaints pending against the Company or any of its Subsidiaries before the National Labor Regulations Board, or any similar foreign labor relations governmental bodies, or any current union representation questions involving employees of the Company or any of its Subsidiaries; and (iii) there is no strike, slowdown, work stoppage or lockout, or threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreements. There are no controversies pending or threatened between the Company and its Subsidiaries and any of their respective employees, except for such controversies that would not be reasonably likely to have a Material Adverse Effect.

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3.17        Environmental Matters.

Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, the Holding Company, the Company and its Subsidiaries (i) have obtained all applicable permits, licenses and other authorizations that are required to be obtained under all applicable Environmental Laws by the Holding Company, the Company and its Subsidiaries in connection with their respective businesses; (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in or arising from applicable Environmental Laws in connection with their respective businesses; (iii) have not received notice of any part or present violations of Environmental Laws in connection with their respective businesses, or of any spill, release, event, incident, condition or action or failure to act in connection with their respective businesses that is reasonably likely to prevent continued compliance with such Environmental Laws, or which would give rise to any common law environmental liability or liability under Environmental Laws, or which would otherwise form the basis of any Action against the Holding Company, the Company or its Subsidiaries based on or resulting from the manufacture, processing, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any hazardous material by any Person in connection with the Holding Company’s, the Company’s or its Subsidiaries’ respective businesses; and (iv) have taken all actions required under applicable Environmental Laws to register any products or materials required to be registered by the Holding Company, the Company or its Subsidiaries thereunder in connection with their respective businesses.

3.18        Absence of Certain Changes or Events.

Except as set forth on Schedule 3.18 or as otherwise contemplated by this Agreement, since December 31, 2012, (i) there has been no change or development in, or effect on, the Holding Company, the Company or any of its Subsidiaries that has or could reasonably be expected to have a Material Adverse Effect, (ii) neither the Holding Company, the Company nor any of its Subsidiaries has sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any material amount of Assets other than in the ordinary course of business, (iii) neither the Holding Company, the Company nor any of its Subsidiaries any has paid any dividends or distributed any Assets to any officer, director or shareholder of the Company, (iv) neither the Holding Company, the Company nor any of its Subsidiaries has acquired any material amount of Assets except in the ordinary course of business, nor acquired or merged with any other business, (v) neither the Holding Company, the Company nor any of its Subsidiaries has waived or amended any of their respective material contractual rights except in the ordinary course of business, and (vi) neither the Holding Company, the Company nor any of its Subsidiaries has entered into any agreement to take any action described in clauses (i) through (v) of this Section 3.18.

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3.19        Investment Intent.

The Common Stock Consideration being acquired by the each of the Shareholders in connection with the Transaction is being acquired for their own accounts for investment purposes only and not with a view to, or with any present intention of, distributing or reselling any of such shares. The Shareholders acknowledge and agree that the Common Stock Consideration has not been registered under the Securities Act or under any state securities laws, and that Common Stock Consideration may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and applicable state securities laws, except pursuant to an available exemption from such registration. The Shareholders also acknowledge and agree that neither the SEC nor any state securities commission nor other Governmental Authority has (a) approved the issuance of the Common Stock Consideration or passed upon or endorsed the merits of the Common Stock Consideration, this Agreement or the Transaction; or (b) confirmed the accuracy of, determined the adequacy of, or reviewed, this Agreement. The Shareholders have such knowledge, sophistication and experience in financial, tax and business matters in general, and investments in securities in particular, that they are capable of evaluating the merits and risks of this investment in the Common Stock Consideration, and the Shareholders have made such investigations in connection herewith as be deemed necessary or desirable so as to make an informed investment decision without relying upon Purchaser for legal or tax advice related to this investment.

3.20        Employee Benefit Matters.

Neither the Holding Company, the Company nor any Subsidiaries are a party to, or since their respective inceptions have been a party to, any Employee Benefit Plans, programs, arrangements or agreements, whether formal or informal, whether in writing or otherwise, with respect to which the Holding Company, the Company or a Subsidiary has or may have any obligation or that are maintained, contributed to or sponsored by the Holding Company, the Company or the Subsidiary for the benefit of any current or former director, officer or employee of the Holding Company, the Company or the Subsidiary. Neither the Holding Company, the Company nor any Subsidiary has a current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for any of its retired, former or current employees. There is no contract, plan or arrangement, written or otherwise, covering any employee or former employee of the Holding Company, the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code and, except as contemplated by this Agreement, no employee or former employee of the Holding Company, the Company or any Subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit or enhancement of such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the Transaction. Neither the Holding Company, the Company nor any Subsidiary has any express or implied commitment to: (i) create, incur liability with respect to or cause to exist, any Employee Benefit Plan, program, arrangement or agreement; or (ii) enter into any contract or agreement to provide compensation or benefits to any individual.

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3.21        Brokers and Finders Fees.

Neither the Holding Company, the Shareholders, the Company, any of the Subsidiaries, nor any of their respective officers, directors, employees or managers, has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with the Transaction for which the Company or any of its Subsidiaries has or could have any liability.

3.22        Company Information

(a)          The Company and the Shareholders have provided Purchaser with a business plan (the “Business Plan”) describing the Company’s assets, liabilities, operations, financial condition, current and proposed business, principal customers, the identity, business experience, education, and certain other information regarding its directors and officers (including involvement in any legal proceedings, or being the subject of any investigation by, or proceeding of, any governmental authority or self-regulatory organization such as FINRA), capitalization, principal shareholders, any and all transactions or relationships between the Company and any of its directors, officers or principal shareholders, any pending or threatened legal proceedings and any proposed acquisitions. A true and correct copy of the Business Plan is attached hereto as Exhibit 3.22. The Holding Company, the Company and the Shareholders understand that the Business Plan will be used by Purchaser in connection with the offer and sale of securities of Purchaser, that Purchaser will rely upon the Business Plan without independent investigation or verification thereof, that Purchaser will assume no responsibility for the accuracy or completeness of the Business Plan, and that the Holding Company and the Shareholders will be solely responsible for the contents of the Business Plan.

(b)          The Business Plan is true and complete and is not misleading and does not and will not, as of the date of the Closing hereunder, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If at any time prior to the Closing an event occurs as a result of which the Business Plan (as then amended or supplemented) would or might include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Holding Company, the Company and the Shareholders will notify Purchaser promptly. The Holding Company, the Company and the Shareholders authorize Purchaser to provide the Business Plan to potential investors and agree that they will not distribute or otherwise transmit the Business Plan to any potential investors without the prior approval of Purchaser.

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3.23        Real Property.

The Holding Company, the Company and the Subsidiaries have the right to use all real property necessary for the conduct of the Company’s and the Subsidiaries’ business as presently conducted (the “Real Property”), and Schedule 3.23 identifies all such Real Property. The Holding Company, the Company and its Subsidiaries have delivered to Purchaser or otherwise made available, correct and complete copies of all leases, subleases and other material agreements or other material instruments relating to the Real Property to which the Company or the Subsidiaries is a party, all of which are identified on Schedule 3.23. The Company enjoys quiet and undisturbed possession under each of said leases. The Company’s interest in each of such leases is free and clear of any Encumbrances, is not subject to any deeds of trust, assignments, subleases or rights of any third parties created by the Company, other than the lessor thereof. There are no pending or threatened condemnation proceedings relating to any of the Real Property. Except as set forth on Schedule 3.23, none of the Real Property or real property improvements (including leasehold improvements) is subject to any commitment or other arrangement for their sale or use by any Affiliate of the Company or its Subsidiaries, or by third parties. The Real Property is free and clear of any zoning or use or building restriction or any pending, proposed or threatened zoning or use or building restriction which would interfere with the present or any intended use by the Company of any of such Real Property. The leases to the Real Property are valid and binding and in full force and effect, and the Company or the applicable Subsidiary is not in default thereunder as to the payment of rent or otherwise. The consummation of the Transaction will not constitute an event of default under any of said leases and the continuation, validity and effectiveness of such leases will not be adversely affected by the Transaction.

3.24        No Disqualification Events.

Neither the Holding Company, the Company, any Subsidiary, any of their respective predecessors, affiliated issuers, directors, executive officers, or other officers, or any beneficial owner, including, without limitation, each Shareholder, of twenty percent (20%) or more of the Company's or any Subsidiary’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company or the applicable Subsidiary in any capacity as of the date hereof (each, a “Company Covered Person” and, together, “Company Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Shareholders have exercised reasonable care to determine whether any Company Covered Person is subject to a Disqualification Event.

3.25        Termination of Business Relationships.

No supplier of the Company which cannot be replaced on commercially reasonable terms has evidenced to the Company, the Subsidiaries, the Holding Company or the Shareholders any intention to cancel or terminate its business relationship with the Company. No key employee of the Company or the Subsidiaries has notified the Company, the Subsidiaries, the Holding Company or the Shareholders of his or her intent or desire to terminate employment with the Company or the Subsidiaries, as applicable.

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Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the following representations and warranties to the Company and the Shareholders:

4.1          Organization and Qualification.

Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. Purchaser is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a Material Adverse Effect.

4.2          Authorization; Validity and Effect of Agreement.

Purchaser has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder and the consummation of the Transaction have been duly authorized by Purchaser’s board of directors and all other necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser is necessary to authorize this Agreement and the Transaction. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of Purchaser, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

4.3          No Conflict; Required Filings and Consents.

Neither the execution and delivery of this Agreement by Purchaser nor the performance by Purchaser of its obligations hereunder, nor the consummation of the Transaction, will: (i) conflict with Purchaser’s certificate of incorporation or bylaws; (ii) violate any statute, law, ordinance, rule or regulation, applicable to Purchaser or any of the properties or assets of Purchaser; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Purchaser, or result in the creation or imposition of any Lien upon any properties, assets or business of Purchaser, under any Material Contract or any order, judgment or decree to which Purchaser is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) and (iii) and, for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect on its obligation to perform its covenants under this Agreement.

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4.4          Capitalization.

ii) The authorized capital stock of Purchaser consists of 2,000,000,000 shares of common stock, $0.001 par value per share (the “Purchaser Common Stock”), and 10,000,000 shares of preferred stock, $0.001 par value per share. There are issued and outstanding (i) 269,530,857 shares of Purchaser Common Stock, (ii) 47,250 shares of Series A Convertible Preferred Stock, (iii) 93,750 shares of Series B Convertible Preferred Stock, (iv) 38,333 shares of Series C Convertible Preferred Stock, (v) 175,000 shares of Series D Convertible Preferred Stock, (vi) 19,022 shares of Series E Convertible Preferred Stock, and (vii) warrants to purchase an aggregate of 1,039,000 shares of Purchaser Common Stock. All shares of capital stock of Purchaser outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and non-assessable, and are free of preemptive rights.

4.5          SEC Reports and Financial Statements.

Purchaser has filed with the SEC, and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the “Purchaser SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, Purchaser SEC Documents, including any financial statements or schedules included therein: (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the financial statements included in Purchaser SEC Documents have been prepared from, and are in accordance with, the books and records of Purchaser, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial positions and the results of operations and cash flows of Purchaser as of the dates thereof or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount).

4.6          Transaction Fees.

Purchaser and its officers, directors, employees or managers have not employed any broker, finder, advisor or consultant, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees, advisory fees or consulting fees in connection with the Transaction for which Purchaser has or could have any liability.

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4.7          Litigation.

Except as disclosed by Purchaser in its most recent Annual and Quarterly Reports, there is no action, claim, suit, litigation, proceeding, or governmental investigation (“Action”) instituted, pending or threatened against the Purchaser or any of its subsidiaries that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against the Purchaser or its subsidiaries, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

4.8          Taxes.

Except as set forth on Schedule 4.8, the Purchaser and its subsidiaries have timely filed (or have had timely filed on their behalf) with the appropriate tax authorities all tax returns required to be filed by them or on behalf of them, and each such tax return was complete and accurate in all material respects, and the Purchaser and its subsidiaries have timely paid (or have had paid on their behalf) all material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it. Except as set forth on Schedule 4.8, no deficiency for a material Tax has been asserted in writing or otherwise, to the Knowledge of the Purchaser, against the Purchaser or any subsidiary or with respect to any of its assets, except for asserted deficiencies that either (i) have been resolved and paid in full or (ii) are being contested in good faith. Except as set forth on Schedule 4.8, there are no material Liens for Taxes upon the assets of purchaser.

4.9          Employee Benefit Matters.

Except as disclosed in the Purchaser’s most recent Annual and Quarterly Reports, the Purchaser and its subsidiaries are not a party to, or since their inceptions have been a party to, any Employee Benefit Plans, programs, arrangements or agreements, whether formal or informal, whether in writing or otherwise, with respect to which the Purchaser or a subsidiary has or may have any obligation or that are maintained, contributed to or sponsored by the Purchaser or the subsidiary for the benefit of any current or former director, officer or employee of the Purchaser or subsidiary. Neither the Purchaser nor any subsidiary has a current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for any of its retired, former or current employees. There is no contract, plan or arrangement, written or otherwise, covering any employee or former employee of the Purchaser or any subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code and, except as contemplated by this Agreement, no employee or former employee of the Purchaser or any subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit or enhancement of such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the Transaction. Neither the Purchaser nor any subsidiary has any express or implied commitment to: (i) create, incur liability with respect to or cause to exist, any Employee Benefit Plan, program, arrangement or agreement; or (ii) enter into any contract or agreement to provide compensation or benefits to any individual.

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4.10        Environmental Matters.

Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, the Purchaser and its subsidiaries (i) have obtained all applicable permits, licenses and other authorizations that are required to be obtained under all applicable Environmental Laws by the Purchaser and its subsidiaries in connection with their respective businesses; (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in or arising from applicable Environmental Laws in connection with their respective businesses; (iii) have not received notice of any part or present violations of Environmental Laws in connection with their respective businesses, or of any spill, release, event, incident, condition or action or failure to act in connection with their respective businesses that is reasonably likely to prevent continued compliance with such Environmental Laws, or which would give rise to any common law environmental liability or liability under Environmental Laws, or which would otherwise form the basis of any Action against the Purchaser or its subsidiaries based on or resulting from the manufacture, processing, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any hazardous material by any Person in connection with the Purchaser’s or its subsidiaries’ respective businesses; and (iv) have taken all actions required under applicable Environmental Laws to register any products or materials required to be registered by the Purchaser or its subsidiaries thereunder in connection with their respective businesses.

4.11        No Undisclosed Liabilities.

Except as disclosed on Schedule 4.11 and in the Purchasers most recent Annual and Quarterly Reports, neither the Purchaser nor any subsidiary has any material liabilities, indebtedness or obligations, except those that have been incurred in the ordinary course of business, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, and to the Knowledge of the Purchaser, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, indebtedness or obligation.

Article V
CERTAIN COVENANTS

5.1          Conduct of Business by the Company and the Subsidiaries.

(a)       Except (i) as expressly permitted by this Agreement, (ii) as required by applicable law or any Material Contract to which the Holding Company, the Company or any of its Subsidiaries is a party or by which any Asset is bound, (iii) with the consent of Purchaser or (iv) as set forth on Schedule 5.1, during the period commencing with the date of this Agreement and continuing until the Closing Date, the Holding Company, the Company and its Subsidiaries shall conduct their respective business in all material respects in the ordinary and usual course consistent with past practice and use their commercially reasonable efforts to preserve intact their respective business organizations and relationships with third parties and keep available the services of their respective present officers and employees.

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(b)       Without limiting the generality of Section 5.1(a), during the period commencing with the date of this Agreement and continuing until the Closing Date, neither the Holding Company, the Company nor any of the Subsidiaries shall:

    (1)         (A) issue, authorize or sell any equity or debt securities, (B) issue, authorize or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any equity or debt securities, (C) split, combine, reclassify or make any other change in their respective issued and outstanding equity or debt securities, (D) redeem, purchase or otherwise acquire any of their respective equity or debt securities, or (E) declare any dividend or make any distribution with respect to their equity or debt securities;

    (2)         (A) issue, authorize or sell any equity or debt securities, (B) issue, authorize or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any equity or debt securities, (C) split, combine, reclassify or make any other change in their respective issued and outstanding equity or debt securities, (D) redeem, purchase or otherwise acquire any of their respective equity or debt securities, or (E) declare any dividend or make any distribution with respect to their equity or debt securities;

    (3)         (A) increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of their respective directors, officers, employees or managers other than increases in compensation in the ordinary course of business and consistent with past practice and that are not material in the aggregate, (B) pay or agree to pay any pension, retirement allowance or other employee benefit to any director, officer, employee or manager, whether past or present, other than as required by applicable law, contracts or plan documents in effect on the date of this Agreement, (C) enter into any new employment, severance, consulting, or other compensation agreement with any director, officer, employee or manager or other person other than in connection with any new hires or promotions in the ordinary course and consistent with past practice, or (D) commit themselves to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement, or adopt or amend or commit themselves to adopt or amend any of such plans, funds or similar arrangements in existence on the date hereof;

    (4)         (A) enter into, extend, renew or terminate any Material Contract, or make any change in any Material Contracts, (B) reclassify any assets or liabilities, or (C) do any other act that (x) would cause any representation or warranty of the Company in this Agreement to be or become untrue in any material respect, or (y) could reasonably be expected to have a Material Adverse Effect;

    (5)         (A) sell, transfer, lease or otherwise dispose of any Assets other than in the ordinary course of business consistent with prior practice, (B) create or permit to exist any new Lien or Encumbrance on any Assets (C) assume, incur or guarantee any obligation for borrowed money other than in the ordinary course of business consistent with past practices, (D) enter into any joint venture, partnership or other similar arrangement, (E) make any investment in or purchase any securities of any Person, (F) incur any indebtedness, issue or sell any new debt securities, enter into any new credit facility or make any capital expenditures, or (G) merge or consolidate with any other Person or acquire any other Person or a business, division or product line of any other Person (except as provided for in this Agreement);

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    (6)         make any change in any method of accounting or accounting practice except as required (a) by reason of a concurrent change in law, SEC guidelines or GAAP, or (b) by reason of a change in the Company’s or any of its Subsidiaries’ method of accounting practices that, due to law, SEC guidelines or requirements, or GAAP, requires a change in any method of accounting or accounting practice; or

    (7)         settle or compromise any material Tax liability, make or change any material Tax election, or file any tax return other than a tax return filed in the ordinary course of business and prepared in a manner consistent with past practice;

5.2          Access to Information.

At all times prior to the Closing or the earlier termination of this Agreement in accordance with the provisions of Article VIII, and in each case subject to Section 5.3 below, each party hereto shall provide to the other party (and the other party’s authorized representatives) reasonable access during normal business hours and upon reasonable prior notice to the premises, properties, books, records, assets, liabilities, operations, contracts, personnel, financial information and other data and information of or relating to such party or any Subsidiary (including without limitation all written proprietary and trade secret information and documents, and other written information and documents relating to intellectual property rights and matters), and will cooperate with the other party in conducting its due diligence investigation of such party, provided that the party granted such access shall not interfere unreasonably with the operation of the business conducted by the party granting access, and provided that no such access need be granted to privileged information or any agreements or documents subject to confidentiality agreements.

5.3          Confidentiality.

Each party shall hold, and shall cause its respective Affiliates and representatives to hold, all Confidential Information made available to it in connection with the Transaction in strict confidence, shall not use such information except for the sole purpose of evaluating the Transaction and shall not disseminate or disclose any of such information other than to its directors, officers, managers, employees, shareholders, interest holders, Affiliates, agents and representatives, as applicable, who need to know such information for the sole purpose of evaluating the Transaction (each of whom shall be informed in writing by the disclosing party of the confidential nature of such information and directed by such party in writing to treat such information confidentially). If this Agreement is terminated pursuant to the provisions of Article VIII, each party shall immediately return to the other party all such information, all copies thereof and all information prepared by the receiving party based upon the same. The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that (i) is learned by the disclosing party from a third party entitled to disclose it; (ii) becomes known publicly other than through the disclosing party or any third party who received the same from the disclosing party, provided that the disclosing party had no Knowledge that the disclosing party was subject to an obligation of confidentiality; (iii) is required by law or court order to be disclosed by the parties; or (iv) is disclosed with the express prior written consent thereto of the other party. The parties shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained in accordance with the provisions of this Section 5.3(a). Notwithstanding anything contained herein to the contrary, in the event a party is required by court order or subpoena to disclose information which is otherwise deemed to be confidential or subject to the confidentiality obligations hereunder, prior to such disclosure, the disclosing party shall: (i) promptly notify the non-disclosing party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing party; (ii) cooperate with the non-disclosing party, at the expense of the non-disclosing party, in obtaining a protective or similar order with respect to such information; and (iii) provide only that amount of information as the disclosing party is advised by its counsel is necessary to strictly comply with such court order or subpoena.

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5.4          Best Efforts; Consents.

Subject to the terms and conditions herein provided, each of Purchaser, the Holding Company, the Company and the Shareholders agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transaction and to cooperate with the others in connection with the foregoing, including using its reasonable efforts to (i) obtain all waivers, consents and approvals from other parties to loan agreements, leases, mortgages and other contracts necessary for the consummation of the Transaction, (ii) make all filings with, and obtain all consents, approvals and authorizations that are required to be obtained from, Governmental Authorities, (iii) lift or rescind any injunction, restraining order, decree or other order adversely affecting the ability of the parties hereto to consummate the Transaction, (iv) effect all necessary registrations and filings and submissions of information requested by Governmental Authorities, and (v) fulfill all conditions to this Agreement. Each of Purchaser, the Holding Company, the Company and the Shareholders shall use all reasonable efforts to prevent the entry, enactment or promulgation of any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the Transaction.

5.5          Further Assurances.

Subject to Section 5.4, each of the parties hereto agrees to use its reasonable best efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective, in the most expeditious manner practicable, the Transaction, including, but not limited to: (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) to the extent consistent with the obligations of the parties set forth in Section 5.4, the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (iii) the execution and delivery of such instruments, and the taking of such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

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5.6          Public Announcements.

Purchaser, the Holding Company, the Company and the Shareholders shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transaction or this Agreement, and shall not issue any other press release or make any other public statement without the prior written consent of the other parties, except as may be required by law or, with respect to Purchaser, by obligations pursuant to rule or regulation of the Exchange Act, the Securities Act, any rule or regulation promulgated thereunder or any rule or regulation of FINRA.

5.7          Notification of Certain Matters.

Each party hereto shall promptly notify the other party in writing of any events, facts or occurrences that would result in any breach of any representation or warranty or breach of any covenant by such party contained in this Agreement.

5.8          Prohibition on Trading in Purchaser Securities.

The Holding Company, the Company and the Shareholders acknowledge that information concerning the matters that are the subject matter of this Agreement may constitute material non-public information under United States federal securities laws, and that United States federal securities laws prohibit any Person who has received material non-public information relating to Purchaser from purchasing or selling securities of Purchaser, or from communicating such information to any Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell securities of Purchaser. Accordingly, until such time as any such non-public information has been adequately disseminated to the public, neither the Company nor any of the Shareholders shall purchase or sell any securities of Purchaser, or communicate such information to any other Person.

5.9          Financial Statements.

Within sixty (60) days after the Closing, the Holding Company shall deliver to the Purchaser the audited consolidated financial statements of the Holding Company for the fiscal years specified in Rule 8-04(b) of Regulation S-X and the unaudited consolidated financial statements of the Holding Company for the interim periods specified in Rule 8-04(b) of Regulation S-X (collectively, the “Audited Financial Statements”). The Audited Financial Statements (including the notes thereto) shall present fairly in all material respects the financial position and results of operations and cash flows of the Holding Company at the dates or for the periods set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved and in accordance with all applicable SEC rules and regulations (except as otherwise indicated therein). The Audited Financial Statements shall be prepared from and in accordance with the books and records of the Holding Company. The Holding Company and the Shareholders shall engage and work with the Purchaser’s PCAOB-registered independent accountants to assist and facilitate the production of Audited Financial Statements prior to the Closing Date which contain no material qualifications and identify no material exceptions to generally accepted accounting principles in form and substance required under the rules and regulations of the SEC. The Holding Company shall cause its independent accountant to consent to Purchaser’s use of and reliance on the Audited Financial Statements as may be required in connection with any filings made by Purchaser under the United States federal securities laws.

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5.10        Additional Company Information.

At the Closing, the Holding Company shall deliver to Purchaser, written information regarding the Company, its business, properties, liquidity and capital resources, officers, directors, principal shareholders, material pending litigation and any and all such other matters as Purchaser shall request (collectively, the “Additional Company Information”) and that Purchaser is required to file with the SEC under applicable United States federal securities laws.

5.11        Shareholder Indebtedness.

Prior to the Closing, all Related Party Indebtedness constituting indebtedness of the Shareholders, or their family members or Affiliates, owing to the Company and/or its Subsidiaries shall have been satisfied and repaid in full.

5.12        Conversion of Accrued Wages.

The Purchaser shall cause the accrued but unpaid wages and consulting fees set forth on Schedule 5.12 to be satisfied in full by issuance of shares of Purchaser Common Stock to the persons and in the amounts set forth on Schedule 5.12 (the “Conversion”). Each of the persons identified on Schedule 5.12 (the “Purchaser Employees”) shall execute and deliver any and all agreements, certificates, or documents necessary or desirable to effect the foregoing transaction.

5.13        Non-Competition.

Each Shareholder shall execute and deliver the Non-Competition Agreement, substantially in the form attached hereto as Exhibit B.

5.14        Private Placement. On or before the Closing, Purchaser shall have completed a Private Placement of its equity securities resulting in gross cash proceeds to the Company of not less than $2,000,000, prior to deduction of standard and customary offering expenses including brokerage, finders, or placement agent fees and commissions (the “Private Placement”). The Shareholders shall and shall cause the Officers, Directors and Agents of the Purchaser and any Subsidiary to cooperate with the Purchaser in completing the Private Placement.

5.15        Purchaser and Company Capitalization.

(a)       Immediately prior to the Closing, the Holding Company shall provide Purchaser with a revised capitalization table substantially in the form of Schedule 3.5(a) and shall update Section 3.5(a) to reflect any changes in the capitalization of the Company occurring after the date hereof and prior to the Closing.

(b)       Immediately prior to the Closing, Purchaser shall update Section 4.4 to reflect any changes in the capitalization of Purchaser occurring after the date hereof and prior to the Closing, including those contemplated by Section 5.12 and 5.14 hereof.

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5.16        Board of Directors.

On or before the Closing, Purchaser shall take all necessary action to appoint the Shareholders (the “Shareholder Designees”) to serve as directors of Purchaser (provided that each such Shareholder Designee shall make to the Company the representations and warranties set forth in Section 3.24 hereof which shall be true and correct on and as of the Closing Date). Purchaser shall comply with and take all actions, if any, required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 5.16, including mailing to its shareholders, the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Shareholder Designees to be appointed to Purchaser’s board of directors (the “Information Statement”). The Holding Company shall supply Purchaser with all information with respect to, and be solely responsible for all information with respect to, the Company, Shareholder Designees and its officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

5.17        Officers.

Effective as of the Closing, the Board of Directors of the Purchaser shall appoint Micheala Ott as Chief Executive Officer and President, and Michael Ott as Chief Operating Office (provided that each such persons shall make to the Company the representations and warranties set forth in Section 3.24 hereof which shall be true and correct on and as of the Closing Date).

5.18        No-Shop.

(a)       During the period commencing on the date hereof and ending on the earliest of: (i) the Closing; (ii) the Outside Date; or (iii) the mutually agreed termination of this Agreement by the Parties (such period, the “No Shop Period”), neither the Shareholders, the Holding Company, the Company, nor any of their respective officers, directors, Affiliates or agents will directly or indirectly solicit, encourage, negotiate, or enter into any agreement with any Person other than Purchaser concerning any acquisition of the Company’s or any Subsidiary’s capital stock, including, without limitation, any portion of the Shares, the business or the Assets of the Company or any Subsidiary (other than sales of inventory in the ordinary course of business). If, during the No Shop Period, any Shareholder, the Holding Company, the Company or any officer, director, agent or Affiliate of the Holding Company, the Company or any Shareholder receives any inquiry or offer from any Person other than Purchaser with respect to the acquisition of any of the Company’s or any Subsidiary’s capital stock or any of the assets of Company or any Subsidiary (whether by stock purchase, merger, asset acquisition, consolidation, or otherwise), then Shareholders, the Holding Company or the Company, as applicable, shall promptly (but in no event later than two (2) days) provide written notice to Purchaser of the terms of such inquiry or offer and the identity of the inquiring or offering party, and provide to Purchaser a copy of any written inquiry or offer.

(b)      As of the date hereof, the Shareholders, the Holding Company and the Company shall terminate any and all discussions concerning the purchase by any Person (other than the Purchaser or its Affiliates) of the Company’s or any Subsidiary’s capital stock, or the business or the Assets of the Company or any Subsidiary (other than sales of inventory in the ordinary course of business).

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5.19        Schedules.

Each of the parties hereto shall utilize its reasonable best efforts to produce all Schedules required of it under this Agreement prior to the execution hereof. In the event that any party has not produced all Schedules required to be produced by it hereunder prior to the execution of this Agreement, all such Schedules shall be produced by such party within ten (10) Business Days thereafter, but in no event shall such Schedules be delivered in less than five (5) Business Days prior to the Closing.

5.20        Notice of Disqualification Events.

Each Shareholder will notify the Purchaser in writing following of (i) any Disqualification Event relating to any Company Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Company Covered Person.

5.21        Accrued Wages of Purchaser.

The Holding Company, the Company, the Shareholders and each of the Purchaser Employees acknowledge accrued wages not exceeding the maximum aggregate amount of $876,000 due and owing certain directors, officers, employees and consultants of Purchaser as of the Closing. With respect to the payment of such accrued wages, no more than $180,000 shall be due and payable no later than June 30, 2014, $120,000 shall be due and payable no later than December 31, 2014, $300,000 shall be due and payable no later than December 31, 2015 and the balance shall be due and payable no later than December 31, 2016. Notwithstanding the forgoing, upon the Purchaser raising gross proceeds of at least $6,000,000 after the Closing from sales of its debt or equity securities, all such accrued wages shall immediately be due and payable.

5.22        Intentionally Omitted.

5.23        Additional Liabilities.

As of the Closing, in addition to the estimated payroll tax payable set forth in Schedule 4.11, wages payable set forth in Section 5.21, franchise tax payable set forth in the Purchaser SEC Documents, salaries and wages accruing subsequent to January 1, 2014, Purchaser will have liabilities (the “Closing Date Liabilities”) of no more than $332,000 (the “Target Closing Date Liabilities”). In the event that the Closing Date Liabilities exceed the Target Closing Date Liabilities by more than 10%, the Purchaser and the Shareholders shall work in good faith to negotiate and agree on a payment schedule for such Closing Date Liabilities which is reasonably acceptable to the Shareholders.

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Article VI
CONDITIONS TO CLOSING

6.1          Conditions to Obligations of the Holding Company, the Company and the Shareholders.

The obligations of the Holding Company, the Company and the Shareholders to consummate the Transaction shall be subject to the fulfillment, or written waiver by the Holding Company or the Shareholders, at or prior to the Closing, of each of the following conditions:

(a)       The representations and warranties of Purchaser set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time, except that the representations and warranties set forth in Section 4.4 shall be updated as provided in Section 5.15(b);

(b)      Purchaser shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c)       Purchaser shall have delivered to the Company an officer’s certificate of Purchaser to the effect that the conditions set forth in Sections 6.1(a) and (b) have been satisfied;

(d)      The Private Placement shall have been completed;

(e)       As of the Closing Date, there shall be no more than One Billion Eight Hundred Seventy Five Million issued and outstanding shares of Purchaser Common Stock exclusive of any shares of Purchase Common Stock issued in connection with the Private Placement;

(f)       The Conversion shall have been completed; and

(g)      The Purchaser shall have delivered the closing deliverables set forth in Section 2.2(b).

6.2          Conditions to Obligations of Purchaser.

The obligation of Purchaser to consummate the Transaction shall be subject to the fulfillment or written waiver by Purchaser, at or prior to the Closing, of each of the following conditions:

(a)       The representations and warranties of the Holding Company, the Company and the Shareholders set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time, except that the representations and warranties set forth in Section 3.5 shall be updated as provided in Section 5.15(a);

(b)      the Holding Company, the Company and the Shareholders shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by the Holding Company, the Company or the Shareholders on or prior to the Closing Date;

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(c)       The Holding Company shall have delivered to Purchaser a certificate of the Secretary of the Company and the Shareholders shall have delivered a certificate to the effect that the conditions set forth in Sections 6.2(a) and (b) hereof have been satisfied;

(d)     The Holding Company shall have delivered to Purchaser the Additional Company Information described in Section 5.10;

(e)       The Company and the Shareholders shall have delivered the closing deliverables set forth in Section 2.2(a); and

(f)       Purchaser shall have completed a due diligence review of the business, operations, financial condition and prospects of the Company and shall have been satisfied with the results of its due diligence review in its sole and absolute discretion.

6.3          Other Conditions to Obligations of the Holding Company, the Company, the Shareholders and Purchaser.

The obligations of Purchaser, the Holding Company, the Company and the Shareholders to consummate the Transaction shall be subject to the fulfillment, or written waiver by each of Purchaser, the Company and the Shareholders, at or prior to the Closing, of each of the following conditions:

(a)       All director, shareholder, lender, lessor and other parties’ consents and approvals, as well as all filings with, and all necessary consents or approvals of, all federal, state and local governmental authorities and agencies, as are required under this Agreement, applicable law or any applicable contract or agreement (other than as contemplated by this Agreement) to complete the Transaction shall have been secured;

(b)      No statute, rule, regulation, executive order, decree, preliminary or permanent injunction, or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or restricts the consummation of the Transaction.

Article VII

INDEMNIFICATION

7.1          Indemnification by the Shareholders.

During the period commencing on the Closing Date and ending on the date that is one (1) year after the Closing Date, the Shareholders shall, jointly and severally, indemnify and hold harmless Purchaser, its subsidiaries and their respective officers, directors and shareholders (each, an “Indemnified Party”), from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys’ fees and related disbursements (collectively, “Claims”) suffered by such Indemnified Party resulting from or arising out of any (i) inaccuracy in or breach of any of the representations or warranties made by the Holding Company, the Company, or the Shareholders at the time they were made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date, (ii) breach or nonfulfillment of any covenants or agreements made by the Holding Company, the Company, or the Shareholders, or (iii) misrepresentation made by the Holding Company, the Company, or the Shareholders, in each case as made herein or in the Schedules or Exhibits annexed hereto or in any closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by the Holding Company, the Company, or the Shareholders pursuant hereto or in connection with the Transaction.

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7.2          Indemnification Procedures for Third-Party Claim.

(a)       Upon obtaining Knowledge of any Claim by a third party that has given rise to, or is expected to give rise to, a claim for indemnification hereunder, Purchaser shall give written notice (“Notice of Claim”) of such claim or demand to the Shareholders, specifying in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading that may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Section 7.2(b) hereof, no failure or delay by Purchaser in the performance of the foregoing shall reduce or otherwise affect the obligation of the Shareholders to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have actually adversely affected the Shareholders’ ability to defend against, settle or satisfy any Claims for which the Indemnified Party is entitled to indemnification hereunder.

(b)      If the claim or demand set forth in the Notice of Claim given by Purchaser pursuant to Section 7.2(a) hereof is a claim or demand asserted by a third party, the Shareholders shall have fifteen (15) days after the date on which the Notice of Claim is delivered to notify Purchaser in writing of its election to defend such third party claim or demand on behalf of the Indemnified Party. If the Shareholders elect to defend such third party claim or demand, Purchaser shall make available to the Holding Company and Shareholders and its agents and representatives all records and other materials that are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Shareholders in the defense of, such third party claim or demand, and so long as the Shareholders are defending such third party claim in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand. If the Shareholders elect to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand at the Shareholders’ expense. In the event, however, that such Indemnified Party reasonably determines that representation by counsel to the Shareholders of both the Shareholders and such Indemnified Party could reasonably be expected to present counsel with a conflict of interest, then the Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Shareholders will pay the fees and expenses of such counsel. If the Shareholders do not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Shareholders’ expense, to defend such third party claim or demand; provided, however, that (i) such Indemnified Party shall not have any obligation to participate in the defense of or defend any such third party claim or demand; (ii) such Indemnified Party’s defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Shareholders under the agreements of indemnification set forth in this Article VII; and (iii) such Indemnified Party may not settle any claim without the consent of the Shareholders, which consent shall not be unreasonably withheld or delayed.

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(c)       The Holding Company and the Shareholders, and Purchaser and the other Indemnified Parties, if any, shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article VII, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

(d)      Except for third party claims being defended in good faith, the Shareholders shall satisfy their obligations under this Article VII in respect of a valid claim for indemnification hereunder that is not contested by the Shareholders in good faith within thirty (30) days after the date on which Notice of Claim is delivered.

7.3          Indemnification Procedures for Non-Third Party Claims.

In the event any Indemnified Party should have an indemnification claim against the Shareholders under this Agreement that does not involve a claim by a third party, the Indemnified Party shall promptly deliver notice of such claim to the Shareholders in writing and in reasonable detail. The failure by any Indemnified Party to so notify the Shareholders shall not relieve the Shareholders from any liability that it may have to such Indemnified Party, except to the extent that Shareholders have been actually prejudiced by such failure. If the Shareholders do not notify the Indemnified Party within fifteen (15) Business Days following its receipt of such notice that the Shareholders dispute such claim, such claim specified by the Shareholders in such notice shall be conclusively deemed a liability of the Shareholders under this Article VII and the Shareholders shall pay the amount of such liability to the Indemnified Party on demand, or in the case of any notice in which the amount of the claim is estimated, on such later date when the amount of such claim is finally determined. If the Shareholders dispute their liability with respect to such claim in a timely manner, the Shareholders and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be submitted to arbitration pursuant to Section 9.12.

7.4          Limitations on Indemnification.

No claim for indemnification under this Article VII shall be asserted by an Indemnified Party, and no liability for such indemnify shall be enforced against the Shareholders, to the extent the Indemnified Party has theretofore received indemnification or otherwise been compensated for such Claim. In the event that an Indemnified Party shall later collect any such amounts recovered under insurance policies with respect to any Claim for which it has previously received payments under this Article VII from the Shareholders, such Indemnified Party shall promptly repay to the Shareholders such amount recovered; provided, however, that in no event shall the amount repaid to the Shareholders exceed the amount paid by the Shareholders under this Article VII.

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7.5          Holdback of Shares.

(a)       Three Hundred Seventy Five Million (375,000,000) of the Common Stock Consideration (the “Share Holdback”) shall be deposited with the Purchaser. In the event a Claim arises pursuant to this Article VII, in addition to any other rights Purchaser may have with respect to such Claim, Purchaser shall have the right to apply the amount of the Claim against the Share Holdback. The distribution of the Share Holdback shall be administered by a committee of the Board of Directors of the Purchaser consisting of solely directors with no affiliation with the Shareholders or interest in the Holdback Shares (the “Committee”)

(b)      Upon resolution of any Claim in favor of an Indemnified Party, a portion of the Share Holdback equal in value to the value of the resolved Claim shall be released by the Committee to the applicable Indemnified Party within ten (10) Business Days of such resolution. The value of the shares of Purchaser Common Stock included in the Share Holdback shall be equal to eighty percent (80%) of the twenty (20) day Weighted Average Price of such Common Stock.

(c)       The balance of the Share Holdback shall be released by the Committee, pursuant to the terms of this Section 7.5, on the twelve (12) month anniversary of the Closing Date; provided, however, that the Share Holdback shall continue to be held by the Purchaser to satisfy Unresolved Claims that remain outstanding as of the twenty four (24) month anniversary of the Closing Date as and when such claims are finally resolved. Common Stock Consideration shall be disbursed by the Committee to the Indemnified Parties from the Share Holdback, from time to time, as Unresolved Claims are resolved. Shareholders, the Holding Company and the Purchaser shall act in good faith and cooperate fully so as to resolve the Unresolved Claims and to instruct the Committee regarding the disbursement of the Common Stock Consideration that remain subject to the Share Holdback.

7.6          Exclusive Remedy.

The indemnification provisions of this Article VII (i) shall, in the case of the representatives and warranties, be the exclusive remedy following the Closing with respect to breaches thereof, (ii) shall apply without regard to, and shall not be subject to, any limitation by reason of set-off, limitation or otherwise, and (iii) are intended to be comprehensive and not to be limited by any requirements of law concerning prominence of language or waiver of any legal right under any law (including, without limitation, rights under any workers compensation statute or similar statute conferring immunity from suit). The obligations of the parties set forth in this Article VII shall be conditioned upon the Closing having occurred.

Article VIII

TERMINATION

8.1          Termination.

This Agreement may be terminated at any time prior to the Closing:

(a)       by mutual written consent of Purchaser, the Holding Company and the Shareholders;

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(b)      by any of Purchaser, the Holding Company or the Shareholders if the Closing shall not have occurred on or before the Outside Date;

(c)      by Purchaser, the Holding Company or the Shareholders if any Governmental Authority shall have issued an injunction, order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any material portion of the Transaction and such injunction, order, decree, ruling or other action shall have become final and nonappealable;

(d)      by Purchaser, the Holding Company or the Shareholders upon written notice to the other party if any of the conditions to the Closing set forth in Section 6.3 shall have become incapable of fulfillment by the Outside Date and shall not have been waived in writing by Purchaser, the Company, or the Shareholders, respectively.

(e)       by Purchaser upon written notice to the Holding Company if any of the conditions to the Closing set forth in Section 6.2 shall have become incapable of fulfillment by the Outside Date and shall not have been waived in writing by Purchaser; or

(f)       by the Holding Company or the Shareholders upon written notice to Purchaser if any of the conditions to the Closing set forth in Section 6.1 shall have become incapable of fulfillment by the Outside Date and shall not have been waived in writing by the Company or the Shareholders.

8.2          Procedure and Effect of Termination.

In the event of termination of this Agreement pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other party, and, except as set forth below, this Agreement shall terminate and be void and have no effect and the Transaction shall be abandoned without any further action by the parties hereto; provided, however, that if such termination shall result from the failure of a party to perform a covenant, obligation or agreement in this Agreement or from the breach by Purchaser, the Company or the Shareholders of any representation or warranty contained herein, such party shall be fully liable for any and all damages incurred or suffered by the other party as a result of such failure or breach. If this Agreement is terminated as provided herein:

(a)       each party hereto shall redeliver, and shall cause its agents (including, without limitation, attorneys and accountants) to redeliver, all documents, work papers and other material of each party hereto relating to the Transaction, whether obtained before or after the date hereof; and

(b)      each party agrees that all Confidential Information received by Purchaser, on the one hand, or the Company and the Shareholders, on the other hand, with respect to the other party, this Agreement or the Transaction shall be kept confidential notwithstanding the termination of this Agreement.

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Article IX
MISCELLANEOUS

9.1          Entire Agreement.

This Agreement and the Schedules and Exhibits hereto contain the entire agreement between the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

9.2          Amendment and Modifications.

This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

9.3          Extensions and Waivers.

At any time prior to the Closing, the parties hereto entitled to the benefits of a term or provision may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such extension or waiver is sought. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement.

9.4          Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that no party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto. Except as provided in Article VII, nothing in this Agreement is intended to confer upon any person not a party hereto (and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.5          Survival of Representations, Warranties and Covenants.

The representations and warranties of the Holding Company, the Company and the Shareholders contained herein shall survive the Closing and shall thereupon terminate twenty-four (24) months after the Closing, except that (i) the representations contained in Sections 3.1, 3.2, 3.5, 3.9, 3.12, 3.17 shall survive indefinitely. The representations and warranties of the Purchaser contained herein shall terminate at the Closing. All covenants and agreements contained herein which by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms. All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate.

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9.6          Headings; Definitions.

The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to sections or articles contained herein mean sections or articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

9.7          Severability.

If any provision of this Agreement or the application thereof to any Person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties.

9.8          Specific Performance.

The parties hereto agree that in the event the Company fails to consummate the Transaction in accordance with the terms of this Agreement, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that Purchaser shall be entitled to specific performance in such event, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

9.9          Expenses.

Whether or not the Transaction is consummated, and except as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with the Transaction, including any legal and other costs and expenses incurred in compliance with the terms of this Agreement, shall be paid by the party incurring such expenses.

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9.10        Notices.

All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below.

If to Purchaser:	with a copy to:

Cytocore, Inc. 414 N. Orleans Street, Suite 503 Chicago, IL 60610 Attention: Chief Executive Officer	Fox Rothschild LLP 997 Lenox Drive, Building 3 Lawrenceville, NJ 08648 Attention: Vincent A. Vietti, Esquire

If to the Holding Company or the Shareholders:	with a copy to:

c/o SouthMilhausen, PA Gateway Center 1000 Legion Place, Ste 1200 Orlando, FL 32801 Attention: James R. LaVigne, Esquire	c/o SouthMilhausen, PA Gateway Center 1000 Legion Place, Ste 1200 Orlando, FL 32801 Attention: James R. LaVigne, Esquire

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9.11        Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that the Florida Business Corporation Act shall apply to the internal corporate governance of the Holding Company.

9.12        Arbitration.

If a dispute arises as to the interpretation of this Agreement, it shall be decided in an arbitration proceeding conforming to the Rules of the American Arbitration Association applicable to commercial arbitration then in effect at the time of the dispute. The arbitration shall take place in the State of Florida. The decision of the Arbitrators shall be conclusively binding upon the parties and final, and such decision shall be enforceable as a judgment in any court of competent jurisdiction. The parties shall share equally the costs of the arbitration.

9.13        Counterparts.

This Agreement may be executed in two or more counterparts and delivered via electronic transmission, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

9.14        Certain Definitions.

As used herein:

“Affiliate” shall have the meanings ascribed to such term in Rule 12b-2 of the Exchange Act;

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which federally chartered financial institutions are not open for business in New York City;

“Confidential Information” shall mean the existence and contents of this Agreement and the schedules and exhibits hereto, and all proprietary technical, economic, environmental, operational, financial and/or business information or material of one party that, prior to or following the Closing Date, has been disclosed by the Company or any Subsidiary, on the one hand, or Purchaser, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other;

“Employee Benefit Plan” shall mean: (i) each bonus, stock option, stock purchase, incentive compensation, deferred compensation and other equity compensation plan, program, agreement or arrangement; (ii) each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA); (iii) each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); (iv) each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA); (v) each employment, retention, termination, severance, change of control or compensation agreement; and (vi) each other employee benefit plan, fund, program, agreement or arrangement that is, in each case, sponsored, maintained or contributed to or required to be contributed to by the Company, any Subsidiary or any third party, or to which the Company, any Subsidiary or any third party is party, whether written or otherwise, for the benefit of any director, employee or former employee of the Company or any Subsidiary;

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“Encumbrances” shall mean any security or other property interest or right, claim, Lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future;

“Environmental Law” shall mean any applicable statute, rule, regulation, law, bylaw, ordinance or directive of any Governmental Authority dealing with the pollution or protection of natural resources, the indoor or ambient environment, or the protection of human health or safety;

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“GAAP” shall mean United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied;

“Governmental Authority” shall mean any nation or government, including but not limited to the United States of America and Germany, any state, municipality or other political subdivision thereof and any entity, body, agency, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof;

“Intellectual Property” shall mean all of the following: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, domain names, maskworks, logos, trade names and corporate names, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (iii) copyrightable works, copyrights and all applications, registrations and renewals in connection therewith, (iv) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) computer software, together with all translations, adaptations, derivations and combinations thereof (including data and related documentation), (vi) all other proprietary rights, and (vii) all copies and tangible embodiments thereof (in whatever form or medium);

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“Knowledge” shall mean (i) with respect to an individual, actual or constructive knowledge of a particular fact or other matter, if such individual is aware of such fact or other matter, and (ii) with respect to a Person that is not an individual, actual or constructive knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, actual or constructive knowledge of such fact or other matter;

“Liens” shall mean liens, pledges, charges, claims, security interests, purchase agreements, options, title defects, restrictions on transfer or other encumbrances, or any agreements (other than this Agreement) to do any of the foregoing, of any nature whatsoever, whether consensual, statutory or otherwise;

“Material Adverse Effect” shall mean any adverse effect on the business, condition (financial or otherwise) or results of operation of the applicable entity and its subsidiaries, if any, which is material to the applicable entity and its subsidiaries, if any, taken as a whole;

“Material Contract” shall mean any oral, written or implied contracts, agreements, leases, powers of attorney, guaranties, surety arrangements, employment agreements, consulting agreements or other commitments, the liabilities or commitments associated therewith exceed, in the case of the Company and its Subsidiaries collectively, $150,000 individually or $250,000 in the aggregate;

“Person” shall mean any individual, corporation, partnership, association, trust or other entity or organization, including a governmental or political subdivision or any agency or institution thereof;

“Rights” means any and all outstanding subscriptions, warrants, options, voting agreements, voting trusts, proxies, or other arrangements or commitments obligating or which may obligate a Person to dispose of or vote any securities, including, without limitation, the Shares;

“SEC” shall mean the Securities and Exchange Commission;

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Trading Day” means a day on which the principal Trading Market is open for trading;

“Trading Market” means any of the following markets or exchanges on which the Purchaser’s Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board or the OTCQB (or any successors to any of the foregoing).

“Taxes” shall mean all taxes (whether U.S. federal, state, local or non-U.S.) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, levies, imposts, deductions, charges, rates, duties, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll and social security, employment, excise, stamp duty or property taxes, together with any interest, penalties, charges or fees imposed with respect thereto; and

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“Unresolved Claims” means claims for indemnification under Article VII by the Indemnified Parties that have not been finally resolved.

“Weighted Average Price” means, for the relevant period of measurement, the cumulative sum of the daily dollar volume-weighted closing price for Purchaser’s common stock, for each Trading Day during which Purchaser’s common stock trades on the principal exchange, quotation system or reporting system upon which Purchaser’s common stock trades; divided by the cumulative number of shares of Purchaser’s common stock that are traded during such period of measurement. For the purposes hereof, the “daily dollar volume weighted closing price” shall be determined, for those Trading Days in which trades occur during the period of measurement, as the product of: (i) the number of shares of Purchaser’s common stock that trade during that particular day; and (ii) the closing price of Purchaser’s common stock for that date.

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IN WITNESS WHEREOF, Purchaser, the Company and the Shareholders have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

CYTOCORE, INC.

By:	/s/ Robert J. McCullough
Robert J. McCullough, Jr. Chief Executive Officer

MEDITE ENTERPRISES, INC.

By:	/s/ Michael Ott
Michael Ott Chief Executive Officer

MEDITE GMBH

By:	/s/ Michaela Ott
Michaela Ott President

SHAREHOLDERS

/s/ Michael Ott
Michaela Ott

/s/ Michaela Ott
Michaela Ott

Signature Page to Stock Purchase Agreement